FORM 4
             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

      Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of
1940

1.   Cahr                Michael             E.
     ------------------------------------------------------------
     (Last)             (First)             (Middle)

     1051 Saxony Drive
     ------------------------------------------------------------
     (Street)

     Highland Park       Illinois            60035
     ------------------------------------------------------------
     (City)              (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Optek Technology, Inc.
     ------------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

     ------------------------------------------------------------

4.   Statement for Month/Year

     March 1999
     ------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Year)

     ------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     X    Director                      10% Owner
     --                            ---

          Officer (give            ---  Other (specify
     --   title below)                  below)


     -----------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     X    Form filed by One Reporting Person
     --
          Form filed by More than One Reporting Person
     --

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
OF, OR BENEFICIALLY OWNED

1.   Title of Security:  Common Stock, par value $0.01 per share
                         ----------------------------------------

2.   Transaction Date (Month/Day/Year):
                                        -------------------------

3.   Transaction Code:   Code           V

                         ----------------------------------------

4.   Securities Acquired (A) or Disposed of (D):

          Amount              (A) or (D)     Price

     ------------------------------------------------------------

5.   Amount of Securities Beneficially Owned at End of Month:

     52,000
     ------------------------------------------------------------

6.   Ownership Form:  Direct (D) or Indirect (I):   D
                                                  ---------------

7.   Nature of Indirect Beneficial Ownership:
                                             -------------------

1(a) Title of Security:  Common Stock, par value $0.01 per share
                         ----------------------------------------

2(a) Transaction Date (Month/Day/Year):
                                        -------------------------

3(a) Transaction Code:   Code           V

                         ----------------------------------------

4(a) Securities Acquired (A) or Disposed of (D):

          Amount              (A) or (D)     Price

     ------------------------------------------------------------

5(a) Amount of Securities Beneficially Owned at End of Month:

     6,500
     ------------------------------------------------------------

6(a) Ownership Form:  Direct (D) or Indirect (I):   I
                                                  ---------------

7(a) Nature of Indirect Beneficial Ownership: By Spouse
                                             -------------------

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
CONVERTIBLE SECURITIES)

1.   Title of Derivative Security:  Director's Option
                                   ------------------------------

2.   Conversion or Exercise Price of Derivative Security:

     $27.0625
     ------------------------------------------------------------

3.   Transaction Date (Month/Day/Year):  -
                                        ------------------------

4.   Transaction Code:   Code           V

                         ----------------------------------------

5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          -                  -
          -------------------------------------------------------

6.   Date Exercisable and Expiration Date (Month/Day/Year):

       Date Exercisable            Expiration Date

       3/17/99                     3/16/2008
     ------------------------------------------------------------

7.   Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

          Common Stock             3,500
     ------------------------------------------------------------

8.   Price of Derivative Security:      -
                                   -----------------------------

9.   Number of derivative Securities Beneficially Owned at End of
     Month:    1
          -------------------------------------------------------

10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I):       D
                    ---------------------------------------------

11.  Nature of Indirect Beneficial Ownership:

     ------------------------------------------------------------

1(a) Title of Derivative Security:  Director's Option
                                   ------------------------------

2(a) Conversion or Exercise Price of Derivative Security:

     $15.625
     ------------------------------------------------------------

3(a) Transaction Date (Month/Day/Year):  3/16/99
                                        ------------------------

4(a) Transaction Code:   Code           V
                           A
                         ----------------------------------------

5(a) Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          1                  -
          -------------------------------------------------------

6(a) Date Exercisable and Expiration Date (Month/Day/Year):

       Date Exercisable            Expiration Date

       3/16/2000                   3/15/2009
     ------------------------------------------------------------

7(a) Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

          Common Stock             3,500
     ------------------------------------------------------------

8(a) Price of Derivative Security:      -
                                   -----------------------------

9(a) Number of derivative Securities Beneficially Owned at End of
     Month:    1
          -------------------------------------------------------

10(a) Ownership Form of Derivative Security:  Direct (D) or
      Indirect (I):       D
                    ---------------------------------------------

11(a) Nature of Indirect Beneficial Ownership:

     ------------------------------------------------------------

Explanation of Responses:



                              /s/ Michael E. Cahr
                              -----------------------------------
                              Signature of Reporting Person

                              March 24, 1999
                              -----------------------------------
                              Date